SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 24, 2004

Date of Report
(Date of earliest event reported)

HUMAN GENOME SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-022962	22-3178468

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

14200 Shady Grove Road, Rockville, Maryland 20850-7464 (Address of Principal Executive Offices) (ZIP Code)

Registrant’s telephone number, including area code:(301) 309-8504

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

          On March 25, 2004, Human Genome Sciences, Inc. (the “Company”) issued two press releases, copies of which are attached hereto as Exhibits 99.1 and 99.2. One press release announces that William A. Haseltine, Ph.D., the Company’s founder, chairman and chief executive officer, will retire later this year. The other press release announces the Company’s plan to reduce the number of drugs in early development and the implementation of a cost reduction program, as a result of which the Company plans to record certain charges to earnings in 2004.

          In connection with Dr. Haseltine’s planned retirement, the Company and Dr. Haseltine entered into a Retirement Agreement, a copy of which is attached hereto as Exhibit 99.3. As a result of the treatment of Dr. Haseltine’s stock options under the Retirement Agreement, the Company expects to incur a non-cash charge to earnings of approximately $4.2 million, to be recognized over Dr. Haseltine’s remaining employment period.

Item 7. Financial Statements and Exhibits.

          (c) Exhibits

Exhibit	Description
99.1	Press Release issued March 25, 2004

99.2	Press Release issued March 25, 2004

99.3	Retirement Agreement dated as of March 24, 2004 between the Company and William A. Haseltine, Ph.D.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN GENOME SCIENCES, INC.
Date: March 26, 2004	By:	/s/ James H. Davis, Ph.D.
James H. Davis, Ph.D.
Executive Vice President and General Counsel